UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022

BIO-key International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E
Wall, NJ 07719
(Address of principal executive offices)

(732) 359-1100
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BKYI	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02     Unregistered Sales of Equity Securities.

On December 22, 2022, BIO-key International, Inc. (the “Company,” “we” or “us”) entered into and closed a securities purchase agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) which provides for the issuance of a $2,200,000 principal amount senior secured promissory note (the “Note”). At closing, a total of $2,002,000 was funded with the proceeds to be used for general working capital.

The principal amount of the Note is due six months following the date of issuance, subject to one six-month extension. Interest under the Note accrues at a rate of 10% per annum, payable monthly through month six. In the event the maturity date of the Note is extended, interest will accrue at the rate of 12% per annum in months seven through twelve, payable monthly. The Note is secured by a lien on substantially all of the Company’s assets and properties can be prepaid in whole or in part without penalty at any time.

In connection with the issuance of the Note, the Company issued to the investor 700,000 shares of Common Stock (the “Commitment Shares”) and a warrant (the “Warrant”) to purchase 200,000 shares of common stock (the “Warrant Shares”) at an exercise price of $3.00 per share, exercisable commencing six months after issuance with a term of five years. In the event the Note is paid in full within six months after the date of issuance, the Company will exercise its right to repurchase 350,000 of the Commitment Shares for aggregate payment to the Investor of $1.00.

Upon issuance, the Note is not convertible into common stock or any other securities of the Company. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, all amounts due under the Note will immediately and automatically become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30%, and the Investor will have the right to convert all amounts due under the Note into shares of common stock (the “Conversion Shares”) at a conversion price equal to the 10 day volume weighted average sales price of the Company’s common stock on the date of conversion, subject to the Share Cap described in the paragraph below.

The aggregate number of shares of common stock issuable in the forgoing transaction consisting of the Commitment Shares, the Warrant Shares, and the Conversion Shares are capped at 1,684,576 which is 19.9% of the Company’s issued and outstanding shares of common stock on December 22, 2022, the date the definitive transaction documents were executed (the “Share Cap”).

The Note and the Warrant contain “blocker provisions” which prohibit conversion or exercise, as applicable, if such conversion or exercise would result in the Investor being the beneficial owner of in excess of 9.99% of our common stock.

We have agreed to file a registration statement covering the public resale of the shares of common stock issuable upon conversion of the Note and exercise of the Warrant and cause such registration statement to be declared effective not later than 180 days after the closing of the transaction.

The forgoing securities were issued in a private placement transaction to one accredited investor pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind. Maxim Group LLC (“Maxim”) served as our placement agent in connection with the forgoing transaction. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

The foregoing descriptions of the Purchase Agreement, Note and Warrant and related transaction documents, including a security agreement, do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Purchase Agreement dated December 22, 2022 by and between the Company and AJB Capital Investments, LLC.

10.2	$2,200,000 Senior Secured Promissory Note dated December 22, 2022.

10.3	Common Stock Purchase Warrant dated December 22, 2022.

10.4	Security Agreement dated December 22, 2022 by and between the Company and AJB Capital Investments, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: December 23, 2022
	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer